EXHIBIT 5.1
                           F O L E Y  &  L A R D N E R

                          A T T O R N E Y S  A T  L A W

   CHICAGO                       FIRSTAR CENTER                     SAN DIEGO
   JACKSONVILLE             777 EAST WISCONSIN AVENUE           SAN FRANCISCO
   LOS ANGELES           MILWAUKEE, WISCONSIN 53202-5367          TALLAHASSEE
   MADISON                  TELEPHONE (414) 271-2400                    TAMPA
   ORLANDO                  FACSIMILE (414) 297-4900         WASHINGTON, D.C.
   SACRAMENTO                                                 WEST PALM BEACH
                              WRITER'S DIRECT LINE


                               September 25, 1998





   State Financial Services Corporation
   10708 West Janesville Road
   Hales Corners, Wisconsin 53130

   Ladies and Gentlemen:

             We have acted as counsel for State Financial Services Corporation, a Wisconsin corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-4, including the Joint Proxy Statement/Prospectus constituting a part thereof (the "Registration Statement"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to up to 8,000,000 shares of common stock, $.10 par value, of the Company (the "Common Stock") which are proposed to be issued by the Company in connection with the merger (the "Merger") contemplated by that certain Agreement and Plan of Merger, dated as of June 1, 1998 (the "Merger Agreement"), by and among the Company and Home Bancorp of Elgin, Inc., a Delaware corporation.

             In connection with our representation, we have examined: (a) the Registration Statement, including the Joint Proxy Statement/ Prospectus; (b) the Amended and Restated Articles of Incorporation and By-Laws of the Company, as amended to date; (c) the terms of a proposed amendment to the Amended and Restated Articles of Incorporation of the Company providing for an increase in the number of shares of Common Stock authorized for issuance from 10,000,000 to 25,000,000 (the "Common
   Stock Amendment"); (d) the Merger Agreement; and (e) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

             Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

             1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

             2. Subject to approval of the Merger Agreement (including the transactions contemplated thereby) and the Common Stock Amendment by the shareholders of the Company, as well as the filing of Articles of Amendment in Wisconsin effecting the Common Stock Amendment, the shares of Common Stock subject to issuance in the Merger, when issued pursuant to the provisions of the Merger Agreement and in the manner as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable, except with respect to wage claims of, or other debts owing to, employees of the Company, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof.

             We hereby consent to the reference to our firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus which is to be filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to such Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of
   Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

                                      Very truly yours,

                                      /S/ Foley & Lardner
                                      FOLEY & LARDNER